UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2015

 TAKUNG ART CO., LTD

 (Exact name of registrant as specified in its charter)

Delaware	000-55500	26-4731758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Flat/RM 03-04 20/F Hutchison House

10 Harcourt Road, Central, Hong Kong

(Address of Principal Executive Offices)

Registrant’s telephone number: +852 3158-0977

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2015, the Board of Directors (the “Board”) of Takung Art Co., Ltd. (the “Company”) appointed Mr. Joseph Levinson and Mr. William Kwok Keung William to serve as directors of the Company.

Pursuant to their offer letters, the new directors will be eligible to participate in the Company’s non-executive director compensation program, under which they will receive an annual cash compensation of $40,000 for serving as a director and an additional $10,000 cash payment if they serve as the chairman of the Board committees. They will also be entitled to receive 5,000 restricted shares of common stock of the Company every year, which shares will vest in four equal quarterly installments. The Company will reimburse their reasonable and properly documented expenses in connection with the performance of their responsibilities.

Mr. Levinson, 39, has 19 years’ experience in managing cross-border issues pertaining to U.S.-listed foreign companies. He speaks and reads Chinese fluently and has provided due diligence and forensic accounting services to many U.S.-based funds on their China-based investments, as well as extensive accounting and auditing consulting for numerous U.S.-listed Chinese companies. Since January 2012, he has been a director of China Xingbang Industry Group Inc., a company providing e-commerce related services and marketing consultancy services. Mr. Levinson was a director for China Growth Corp, a water purification system manufacturer, from March 2011 to March 2014 and formerly a director for China AgriCorp, Inc., a soybean producer in China, from April 2011 to September 2011. Mr. Levinson was a director for Energroup Holdings Corp., a pork producer, from April 2010 to January 2011, a director for China 3C Group, an electronics company in China, from May 2007 to January 2009 and a director for Sino Clean Energy, Inc., a clean coal manufacturer, from April 2011 to May 2011. Mr. Levinson was previously a Manager in the banking practice of the New York office of Deloitte and Touche and was involved in numerous transactions involving complex financial structures. Mr. Levinson also previously worked at KPMG in New York and Hong Kong. In the 1990s, Mr. Levinson served as an executive of Hong Kong Stock Exchange-listed China Strategic Holdings, where his major responsibilities included its subsidiary, China Tire, one of the first Mainland Chinese companies, to list on the NYSE. He is also the editor of “Wall Street Guanxi: How Chinese Companies Can Maximize Their Value in the U.S. Capital Markets”, a trade paperback published in Chinese by Beijing University Press in 2007. Mr. Levinson graduated summa cum laude from the University at Buffalo in 1994 with a double major in accounting and finance. Mr. Levinson’s track record as a U.S. Certified Public Accountant for 19 years, and his long experience in China were factors viewed favorably by the Board in selecting Mr. Levinson for a directorship. Specifically, Mr. Levinson’s experience as a manager at the “Big 4” firms of Deloitte and Touche, his work as a U.S. Certified Public Accountant, and his academic achievements were factors in leading to this recommendation.

Mr. Tsui, 58, has extensive experience in trading, manufacturing, property management and development and corporate finance and management. In 2002, he founded Smith Naturals (China) Ltd., a subsidiary of Smith Naturals (USA) LLC, a manufacturer of herbal natural supplements and cosmetic products and has been serving as its Executive Director in charge of marketing since its inception. In 2004, he founded Jewels4Teens (China) Ltd., a jewelry and fashion accessories company and has been serving as its Executive Director for marketing since its incorporation. In 1988, he founded Adeble Enterprises Ltd., which introduces high tech food processing machinery to China, and has been the company’s managing director. In 1985, he founded Hua Xing Industrial Ltd. and served as director. He also managed the China Trade department of Kemklen Industrial Co. Ltd. from 1984 to 1985. Mr. Tsui holds a bachelor’s degree in civil engineering from McGill University in Canada. Mr. Tsui’s extensive executive experience in the China-related manufacturing, corporate finance and management spheres led to our conclusion that he is well qualified to serve as a director of the Board.

There is no arrangement or understanding between Mr. Levinson or Mr. Tsui and any other person pursuant to which Mr. Levinson or Mr. Tsui was appointed as a director. Neither Mr. Levinson nor Mr. Tsui is a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K and has entered into any material plan, contract, arrangement or amendment in connection with their election to the Board.

Item 8.01 Other Events.

On December 4, 2015, the Company issued a press release announcing the appointment of Mr. Levinson and Mr. Tsui to the Board. A copy of the press release is filed hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Press Release dated December 4, 2015, issued by Takung Art Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Takung Art Co., Ltd

Date: December 4, 2015

/s/ Di Xiao
Name: Di Xiao
Title: Chief Executive Officer, Chief Financial Officer and Director